EXHIBIT 1.1

MetroGas S.A.

BYLAWS

TITLE I: NAME, APPLICABLE PROVISIONS, LOCATION, TERM OF DURATION.

SECTION 1 - A corporation (sociedad anónima) formed under the name of "Distribuidora de Gas Metropolitana S.A." shall continue operating under the name of "MetroGas S.A."

SECTION 2 - The Corporation shall be established in the CITY OF BUENOS AIRES and it may have branches or other offices within or without Argentina.

SECTION 3 - The Corporation's term of duration shall be NINETY NINE (99) years as from the date of filing of these Bylaws with the Public Registry of Commerce (Registro Público de Comercio). By resolution adopted at a Special Meeting, such term may be extended or, upon authorization by the Gas Regulator or any successor thereto, reduced.

TITLE II: CORPORATE PURPOSE

SECTION 4 - The corporation shall, either in its own name or on behalf of or in association with others, engage in the provision of the natural gas public utility distribution service in Argentina. For such purpose, the Corporation may carry on any and all supplementary and subsidiary business incidental to its corporate purpose, in furtherance of which it shall have full legal capacity to perform any and all acts not contrary to the laws or to these Bylaws, including the following: act under an agency relationship or under a commission, provide gas pipeline maintenance and technical assistance services, build facilities and carry on any other ancillary activity related to natural gas distribution. The Corporation may also engage in any financial transaction other than the transactions included in the Financial Institutions Law (Ley de Entidades Financieras) and may cause corporations to be formed and hold interests in them by making the necessary capital contributions for such purpose.

TITLE III: CAPITAL STOCK AND SHARES.

SECTION 5 - a) The Corporation's balance sheet shall report the capital stock of the Corporation disclosing any and all increases registered with the Public Registry of Commerce in the manner provided by any applicable legal and regulatory provisions. The capital stock may be increased by any amount pursuant to a resolution adopted at a Regular Meeting with no to amend the Bylaws. Any changes in capital stock during the last three fiscal years shall be disclosed in a supplementary note to the financial statements, indicating the amount authorized to be listed. The capital stock of the corporation shall be divided into common book-entry shares having a par value of ONE (1) PESO each and entitled to one vote each. Fifty one percent (51%) of the shares shall be Class A shares, thirty nine per cent (39%) shall be Class B shares and ten per cent (10%) shall be Class C shares. Class C shares represent TEN PER CENT (10%) of the capital stock and have been transferred to the participants in the Employee Stock Ownership Plan, pursuant to Chapter III, Law No. 23696 and Presidential Decree No. 265/94. Class C shares that have been fully paid may be converted into Class B shares upon request by their holders as from the third anniversary of the formation of the Corporation.

SECTION 6 - Common shares for future capital increases shall be issued in the following proportion: Class A shares: FIFTY ONE PER CENT (51%); Class B plus Class C shares: FORTY NINE PER CENT (49%). These two classes shall bear the same ratio with respect to one another as that existing as of the date the resolution to issue is made. Holders of Class A, B and C shares shall have preemptive rights to subscribe for any new shares issued by the Corporation within their respective class and in proportion to their shareholdings and shall have residual preemptive rights (derecho de acrecer) pursuant to Section 194 et. seq. of Law No. 19550. Any unsubscribed shares may be offered to non-shareholders. Newly issued and subscribed for Class C shares may be paid up in the maximum term permitted by law.

SECTION 6 BIS - The Corporation has not adopted the optional system of compulsory public offer.

SECTION 7 - Shares shall not be represented by certificates, but shall be registered in accounts maintained for each shareholder with the Corporation and/or commercial and/or investment banks and/or the authorized depositories, as determined by the Directors. Global certificates representing paid-up shares may be issued pursuant to the requirements provided by the applicable laws. Global certificates registered in collective deposit systems shall be considered final, negotiable and divisible.

SECTION 8 - The Corporation may not issue fractional shares. In the even of joint ownership of shares, shareholders must act as one for the exercise of rights and fulfillment of obligations. Any qualifications with regard to the ownership of or restrictions on the transfer of shares shall be evidenced in the certificates issued by the depository.

SECTION 9 - The Corporation may issue preferred shares, which shall entitle the holders thereof to the preferences as to payment and distribution described below, pursuant to a resolution adopted at a Meeting at which the issue is decided: (a) Preferred shares shall be entitled to a fixed or variable dividend, which may be cumulative or not for one or more fiscal years, and may also have a minimum and maximum dividend; (b) Preferred shares may be fully or partially redeemable and convertible into common stock; (c) Preferred shares may have priority as to the reimbursement of paid in contributions upon liquidation of the Corporation; (d) Preferred shares may participate in the conversion of reserves or special funds into equity and in similar procedures whereby paid-up shares are delivered to the shareholders; (e) Preferred shares may be issued in the currency and subject to the adjustment provisions permitted by the applicable laws; (f) Preferred shares shall be non-voting. However, preferred shares shall be entitled to one vote per share in the following cases: (1) where the Corporation is in default as to payment of the preference; (2) where a meeting is called for purposes of transacting the special business contemplated by Section 244, Law No. 19550, last part; (3) where the Corporation's preferred shares were listed on any Stock Exchange and such listing was suspended or removed for any reason, provided such situation has not been remedied and continues. Holders of any class of common shares shall have preemptive rights in subscription for preferred shares, in proportion to their shareholdings.

SECTION 10 - Should any shareholder fail to pay his shares when due, the Corporation may choose to take any of the actions set forth in section 193 of Law No. 19550.

SECTION 11 - Class A common shares may only be transferred with the approval of the Gas Regulator or any successor.

TITLE IV: NOTES AND PROFIT-SHARING CERTIFICATES

SECTION 12 - The Corporation may borrow money privately or publicly, by issuing debentures or notes and any other commercial paper within or without Argentina in the currencies determined by the Corporation. Debentures may be secured by a floating or non-floating lien or with an ordinary guarantee, may be issued in Argentine pesos or in any other foreign currency and may be convertible into shares pursuant to the issuance program.

SECTION 13 - The Corporation shall issue bonos de participación (profit-sharing certificates issued under Employee Stock Ownership Plans) to the Corporation's employees of any category under the Employee Stock Ownership Plan mentioned in 5 above, pursuant to section 230 of Law No. 19550 (as reinstated by Presidential Decree No. 841/84) so that profits may be distributed among the participants. The percentage of the profits for the year to be allocated to the plan shall be POINT FIVE PER CENT (0.5%) and shall be calculated after taxes. The profits due on the certificates shall be paid to the certificate holders concurrently with the payment of dividends. The Corporation shall deliver profit-sharing certificates to employees and the certificates will be nominative and non-transferable. Any rights of the employees under the certificates shall cease upon termination of the employment relationship on any grounds and this shall not entitle the other holders to acquire the forfeited certificates. The Corporation shall issue a numbered document stating the number of certificates held by each certificate holder and such document shall be necessary to exercise any rights of the certificate holders. Every payment shall be evidenced in such document. The terms of issuance of the certificates may only be amended by resolution adopted at a class Meeting convened pursuant to sections 237 and 250 of the Business Organizations Law. The interest of profit-sharing certificate holders shall be accounted for as an expense and shall be enforceable under the conditions applicable to dividends. If shares are issued on account of future capital increases with Class C shares not being fully paid in, up to 50% of each Class C Shareholder's interest may be allocated to payment of any unpaid balance.

TITLE V: MEETINGS OF SHAREHOLDERS

SECTION 14 - Regular and/or Special Meetings shall be called by the Directors or Statutory Auditor in the cases provided by law or where either of them deems it fit or upon requisition of shareholders of any Class representing no less than FIVE PER CENT (5%) of the capital stock. In this case, the requisition shall state the items of business to be transacted and the Directors or the Statutory Auditor shall call a Meeting to be held no later than FORTY (40) days following the requisition. Should the Directors or Statutory Auditor fail to call a meeting within the above term, the meeting may be convened by the control authority or by the court. Meetings shall be called as provided in section 237 of Law No. 19550 for first-call, second-call and unanimously-held meetings. The first and second call for Regular and Class Meetings may be issued simultaneously.

SECTION 15 - Where the rights of holders of a Class of shares may be affected by a resolution to be adopted at a meeting, the consent or ratification of such Class shall be required. Such consent or ratification shall be given at a Class Meeting held pursuant to the provisions governing Regular Meetings contained in these Bylaws.

SECTION 16 - At any Regular Meeting of Shareholders held on first call, the presence in person or by proxy of shareholders representing a majority of the voting shares shall constitute a quorum. Second-call Meetings of Shareholders shall be validly held regardless of the number of voting shares present. Resolutions in both cases shall be adopted by the affirmative vote of the majority of votes present that may be cast at the meeting.

SECTION 17 - At any Special Meeting of Shareholders held on first call, the presence of shareholders representing SIXTY ONE PER CENT (61%) of voting shares shall constitute a quorum. Second-call Special Meetings of Shareholders shall be validly held regardless of the number of voting shares present. Resolutions in both cases shall be adopted by the affirmative vote of the majority of votes present that may be cast at the meeting, except as provided by the last paragraph of Section 244 of Law No. 19550 and by section 18 hereof.

SECTION 18 - Until the earlier of: (i) the expiration of TWO (2) years following the transfer date of all the Corporation's Class A shares to the successful bidder under the International Public Bidding Process for the Privatization of GAS DEL ESTADO SOCIEDAD DEL ESTADO, and (ii) transfer by the Federal Government of all the Class B shares held by it, any amendment to the Corporate Bylaws and any capital increase shall also require the affirmative vote of the shares of such class that are held by the Federal Government. After the expiration of such term or after such event has occurred, any amendment to sections 2 and 3 (as to the reduction of the term) and sections 4, 5, 6, 7, 11, 13, 18, and 32 shall require the authorization of the Gas Regulator or any successor thereto.

SECTION 19 - Shareholders intending to attend the Meetings shall give notice of their intention to the Corporation so that they may be registered in the Meeting Attendance Book. The record date for the determination of holders entitled to attend the meeting shall be no later than THREE (3) days before the date on which the Meeting is to be held. Shareholders may be represented by proxy pursuant to Section 239 of Law No. 19550.

TITLE VI: MANAGEMENT

SECTION 20 - The business and affairs of the Corporation shall be managed by a Board of Directors consisting of eleven (11) directors and eleven (11) alternate directors who will replace the former. Directors shall hold office for ONE (1) to THREE (3) fiscal years, as resolved at the Meeting of Shareholders, and may be reelected. At a Class Meeting of Shareholders, which shall be convened in first and second call simultaneously with the relevant general meeting, class "A" shareholders shall elect six (6) directors and six (6) alternate directors, class "B" shareholders shall elect four (4) directors and four (4) alternate directors and class "C" shareholders shall elect one (1) director and one (1) alternate director. Directors elected in accordance with the above procedure may only be removed by the class or classes that elected them; provided, however, that the general Meeting of Shareholders may remove the whole board by a majority vote of the shareholders of the three classes.

SECTION 21 - Directors and alternate directors shall hold office until their successors have been duly elected and qualified.

SECTION 22 - At its first meeting after the Meeting of Shareholders at which the members of the Board were elected was held, the Board shall appoint from among its members a Chairman, a Vice-Chairman and an assistant Vice-Chairman.

SECTION 23 - If the number of vacancies in the Board of Directors is such that the Board is not able to transact business validly, even after incorporating all the Alternate Directors, the Statutory Audit Committee shall elect new directors to fill the vacancies. Such new directors shall hold office until their successors are elected. For such purpose, a General Meeting of Shareholders shall be called, as applicable, within TEN (10) days as from the date of election of the Statutory Audit Committee.

SECTION 24 - Directors shall execute a bond in the form of a deposit with the Corporation in the amount of ONE THOUSAND ARGENTINE PESOS (ARS 1,000) either in cash or in securities for the faithful performance of their duties. Such amount may be modified in accordance with the terms and conditions prescribed at a Meeting of Shareholders.

SECTION 25 - The Board shall meet at least ONCE (1) every three months. The Chairman or any Director acting as Chairman, as determined by these bylaws, may call Board meetings when he/she deems it appropriate or at the request of any Director in office or of the Statutory Audit Committee. The meeting shall be called within FIVE (5) days as from receipt of such request; failing this, any Director may call the meeting. Board meetings shall be called in writing and notice thereof shall be sent to the address reported by each Director, stating the date, time and place of the meeting, no later than THREE (3) days prior to the date of the meeting. Such notice shall also include the business to be transacted; provided, however, that any other business may also be transacted if all Directors are present at the meeting and vote unanimously.

SECTION 26 - The Board may transact business if the majority of its members are present at the meeting and may take any resolution by a majority vote of the directors present. In the case of a tie, the Chairman or person replacing the Chairman shall have a second or casting vote. Board meetings may be held through a video or teleconference, which entails simultaneous transmission of sound and images technologies. The meeting's minutes shall state whether a video or teleconference took place. The Statutory Auditors shall state whether decisions were duly taken and members participating through the video or teleconference will be computed for purposes of determining the quorum. Additionally, Meetings may also be held remotely pursuant to the provisions in force.

SECTION 27 - The Vice-Chairman, or in his absence the assistant Vice-Chairman, shall replace the Chairman in the case of resignation, death, incapacity, inability, removal or temporary or permanent absence. A new Chairman shall be elected within TEN (10) days if the absence is permanent.

SECTION 28 - The actions of the Vice-Chairman, or in his absence, the assistant Vice-Chairman, in any administrative, court of corporate proceedings requiring the presence of the Chairman shall bind the Corporation and shall give rise to the presumption of absence of the Chairman. Thus, the delegation of such authority shall be evidenced by a Board's resolution.

SECTION 29 - The Board of Directors has broad powers to manage, organize and administer the business and affairs of the Corporation without any limitation other than such limitations as may arise from the law or these Bylaws.

SECTION 30 - Directors' emoluments shall be fixed at a Meeting of Shareholders and shall conform to the provisions of Section 261 of Argentine Business Organizations Law No. 19550.

SECTION 31 - Directors shall be jointly and severally liable to the Corporation, the shareholders and third parties for improper performance of their office, as well as for violation of the law, these Bylaws and any and all resolutions of the shareholders, except that paragraph 2, section 274, Law No. 19550 shall apply. Any Director that participated in the deliberation or resolution or was aware of it, will be exempted from liability if he expresses his dissent in writing and gives notice thereof to the Statutory Audit Committee before his liability is reported to the Board of Directors, the Statutory Audit Committee, the Meeting of Shareholders or the competent authorities or before the applicable court action is filed.

TITLE VII: STATUTORY AUDIT

SECTION 32 - The Corporation shall have a Statutory Audit Committee consisting of THREE (3) Statutory Auditors who shall hold office for ONE (1) fiscal year. The Corporation shall also appoint THREE (3) Alternate Statutory Auditors who shall replace the Statutory Auditors in the cases established by Section 291 of Law No. 19550. Statutory Auditors and Alternate Statutory Auditors shall hold office until their successors have been duly elected and qualified. Two Statutory Auditors and the respective Alternate Statutory Auditors shall be elected by Class A shareholders, and the other Statutory Auditor and Alternate Statutory Auditor shall be elected by the remaining holders of common shares.

SECTION 33 - The fees of Statutory Auditors shall be fixed at a Meeting of Shareholders and shall conform to the provisions of Section 292 of the Argentine Business Organizations Law No. 19550.

SECTION 34 - The Statutory Audit Committee shall meet at least ONCE (1) every THREE months. Statutory Audit Committee meetings may be called at the request of any of its members, within FIVE (5) days following the request submitted to the Chairman of the Statutory Audit Committee or of the Board of Directors, as the case may be. Notices of all meetings shall be in writing and sent to the address reported by each Statutory Auditor upon assuming office. The proceedings of the Statutory Audit Committee shall be entered on a Minutes' Book, and the Statutory Auditors present at the Statutory Audit Committee's meeting shall sign the relevant minutes. The presence of the THREE (3) members shall be required to hold valid meetings, and resolutions shall be approved by a majority vote, notwithstanding the rights of the dissident Statutory Auditor. Statutory Audit Committee's meetings shall be chaired by one of the Statutory Auditors elected by a majority vote at the first meeting of each year. At such meeting, an alternate Chairman will be elected to replace the Chairman in his absence.

TITLE VIII: BOOKS AND ACCOUNTS.

SECTION 35 - The fiscal year ends on December 31 of each year. As of such date, the Corporation will prepare its Inventory, Balance Sheet, Income Statement, Statement of Changes in Shareholders' Equity and Letter to the Shareholders in accordance with statutory regulations, the bylaws and applicable technical resolutions.

SECTION 36 - Net and earned profits shall be allocated as follows: (a) No less than FIVE PERCENT (5%), up to TWENTY (20%) of the subscribed capital, shall be appropriated to the statutory reserve fund; (b) To payment of the emoluments of Directors and the Statutory Auditors' fees; (c) To payment of past due cumulative dividends on preferred shares, as applicable; (d) To payment of the fixed dividend on preferred shares; (e) To payment of the income belonging to profit-sharing certificates (f) To the creation of the voluntary reserves that the Meeting of Shareholders may deem advisable; g) The remainder shall be distributed as common-share dividends irrespective of the Classes of shares.

SECTION 37 - Cash dividends will be paid to the shareholders pro rata to the amount paid in on their shares no later than THIRTY (30) days after the approval of such dividends. In the case of stock dividends, the related shares shall be delivered no later than THREE (3) months after the date of the Meeting of Shareholders that approved such dividends.

SECTION 38 - Cash dividends approved at a Meeting of Shareholders that have not been collected after the expiration of THREE (3) years after they were made available to the shareholders shall forfeit to the Corporation. They shall be appropriated to a special reserve that shall be used by the Meeting of Shareholders, at its own discretion.

SECTION 39 - The right to receive stock dividends and stock for the conversion of reserves and appraisal revaluation balances into equity shall forfeit to the Corporation after expiration of the terms described in the prior Section. In such a case, shares shall be offered to the other shareholders that may exercise their preemptive right pro rata to their holding of the class of shares offered. Shareholders shall also have residual preemptive rights over the remaining shares upon failure of the other shareholders to exercise their preemptive rights. The Board of Directors shall fix the terms and conditions to exercise such right and shall publish the procedure as required. The proceeds of the sale shall be allocated to the special reserve referred to in the prior point. The rights attaching to forfeited shares shall be suspended until the Corporation records their sale.

SECTION 40 - The last paragraph of the prior article shall also apply where the Corporation establishes an exchange of outstanding securities to the holders that have not collected the new shares.

TITLE IX: WINDING UP

SECTION 41 - Winding up of the Corporation, regardless of its cause, shall be governed by Section 101 through 112, Title XIII, Chapter I of Law No. 19550.

SECTION 42 - The Corporation's winding up process shall be conducted by the Board of Directors or by the liquidator appointed at a Shareholders Meeting, subject to the surveillance of the Statutory Audit Committee.

SECTION 43 - After all Liabilities, including expenses incurred in winding up, have been discharged, the remainder shall be distributed to the shareholders, without any distinction as to class or category, pro rata to their shares in the following order: (a) the Corporation shall reimburse the capital paid in on preferred shares that have a privilege as to reimbursement of paid-in capital; (b) the Corporation shall reimburse the capital paid in by the holders of common shares and of any other preferred shares; (c) the Corporation shall pay accumulated fixed dividends on preferred shares that remain unpaid; (d) the remainder, if any, shall be distributed to the shareholders in proportion to their shareholdings.

TITLE X - TEMPORARY PROVISION

SECTION 44 - Following transfer of all Class A common shares and provided there are Class B shares owned by the Argentine Government, but always within two years after the Corporation's incorporation, the Statutory Auditor and Alternate Statutory Auditor to be elected by Class B shareholders shall be elected by the SINDICATURA GENERAL DE EMPRESAS PUBLICAS (controlling agency of utility companies) of by any successor government agency.